Exhibit J
                                                                       ---------

                                    AGREEMENT

         AGREEMENT, dated as of January 13, 2005 (this "Agreement"), by and among EGL HOLDING COMPANY, a Delaware corporation ("Parent"), and the several individuals named on Schedule I hereto (each a "Rollover Investor" and collectively, the "Rollover Investors" ).

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, on October 17, 2004, Parent, EGL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and Select Medical Corporation, a Delaware corporation ("SEM"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, upon the terms and subject to the conditions set forth therein, Acquisition will merge with and into SEM (the "Merger") with SEM continuing as the surviving corporation;

         WHEREAS, on or prior to the closing of the Merger (the "Closing"), the Certificate of Incorporation of Parent will be amended and restated in substantially the form of Exhibit A hereto (the "Restated Parent Charter"), and pursuant to the Restated Parent Charter, the authorized capital stock of Parent will consist of (i) Participating Preferred Stock, par value $0.001 per share ("Parent Preferred Stock"), and (ii) Common Stock, par value $0.001 per share ("Parent Common Stock");

         WHEREAS, each Rollover Investor is the beneficial owner of at least the number of shares of Common Stock, par value $.01 per share, of SEM ("SEM Common Stock"), set forth opposite such Rollover Investor's name on Schedule I hereto under the heading "Rollover Shares" (the "Rollover Shares"); and

         WHEREAS, each of the Rollover Investors, acting severally and not jointly, is willing to contribute such Rollover Investor's Rollover Shares to Parent in exchange for newly issued shares of Parent Preferred Stock and Parent Common Stock (the "New Parent Shares"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.

                                   AGREEMENTS
                                   ----------

         SECTION 1.01. Rollover. Prior to the Closing, each Rollover Investor will enter into a stock subscription and exchange agreement with Parent, Welsh, Carson, Anderson & Stowe IX, L.P. and other equity investors selected by Parent, in substantially the form set forth in Exhibit B hereto (the "Stock Subscription Agreement"), and will contribute such Rollover Investor's Rollover Shares to Parent in exchange for New Parent Shares on the terms and conditions set forth in the Stock Subscription Agreement (each such Rollover Investor to be a Schedule III Purchaser (as defined in the Stock Subscription Agreement) thereunder). For purposes of each such exchange of shares of SEM Common Stock for New Parent Shares, the

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value of the shares of SEM Common Stock contributed by each Rollover Investor to
Parent shall be $18.00 per share (i.e., an amount equal to the consideration per share of SEM Common Stock payable in the Merger).

         SECTION 1.02. Stockholders Agreement and Registration Rights Agreement. As contemplated by the Stock Subscription Agreement, prior to the Closing Date, each Rollover Investor will enter into a stockholders agreement, in substantially the form set forth in Exhibit C hereto, and a registration rights agreement, in substantially the form set forth in Exhibit D hereto, in each case with Parent, Welsh, Carson, Anderson & Stowe IX, L.P. and other equity investors selected by Parent.

         SECTION 1.03. Employment Agreements and Acknowledgements.
                       ------------------------------------------

         (a) At or prior to the Closing, Kenneth L. Moore also agrees to enter into an amended employment agreement, which amends the terms of such Rollover Investor's existing employment agreement and any other change of control, severance or similar agreement with SEM (each, an "Existing Employment Agreement") to reflect the acknowledgments and agreements set forth in clauses
(i) and (ii) of Section 1.03(b) below and such other changes as are reasonably acceptable to such Rollover Investor and Parent.

         (b) Such Rollover Investor acknowledges and agrees (i) that the Merger and other transactions contemplated by the Merger Agreement will not be treated as a "Change of Control" under the relevant provisions of any Existing Employment Agreement with such Rollover Investor, and (ii) to forgo any change of control or similar payments such Rollover Investor would be entitled to receive under such provisions, if the Merger or other transactions contemplated by the Merger Agreement or this Agreement would have been treated as such a "Change of Control" (including any gross-up or payments for, or to reimburse such Rollover Investor for, excise taxes resulting from such payments or other benefits provided under such an Existing Employment Agreement or otherwise in connection with the Merger and other transactions contemplated by the Merger Agreement or this Agreement). For the avoidance of doubt, it is understood that such provisions shall remain in effect with respect to any future Change of Control as defined therein.

         SECTION 1.04. Restrictions on Transfers. Each Rollover Investor agrees that, without the prior written consent of Parent, it will not make any transfer, sale, assignment, pledge, hypothecation or other disposition (including by operation of law), whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting (in each case, a "Transfer"), of any of its Rollover Shares.

                                  ARTICLE II.

                          REPRESENTATION AND WARRANTIES
                          -----------------------------

         SECTION 2.01. Parent Representations. Parent represents and warrants to each Rollover Investor that:

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

         (a) Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

         (b) Authorization; Power; Validity. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby are within Parent's powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         SECTION 2.02. Rollover Investor Representations. Each Rollover Investor, severally and not jointly, and solely with respect to such Rollover Investor, represents and warrants to Parent that:

         (a) Existence. Such Rollover Investor (if not a natural person) is a corporation, limited partnership, limited liability company, government pension plan or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         (b) Authorization; Power; Validity. The execution and delivery by such Rollover Investor (if not a natural person) of this Agreement and the consummation of the transactions contemplated hereby are within such Rollover Investor's powers and have been duly authorized by all necessary action on the part of such Rollover Investor. This Agreement has been duly executed and delivered by such Rollover Investor. This Agreement constitutes a valid and binding agreement of such Rollover Investor, enforceable against such Rollover Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         (c) Title to Rollover Shares. Such Rollover Investor has good and valid title to the Rollover Shares to be contributed to Parent pursuant to Section 1.01, free and clear of all claims, liens and encumbrances.


                                  ARTICLE III.

                                  MISCELLANEOUS
                                  -------------

         SECTION 3.01. Condition Precedent. For purposes of Section 203 of the Delaware General Corporation Law, this Agreement, including the Exhibits hereto, and the respective obligations of each of the parties hereto is subject to the approval of the Board of Directors of SEM, upon the recommendation of the Special Committee (as defined in the Merger Agreement), and upon such approval this Agreement shall thereafter be binding on the parties.

         SECTION 3.02. Termination. This Agreement shall be terminated, and the transactions contemplated hereby abandoned at any time prior to the consummation of the Merger, upon the Merger Agreement being terminated in accordance with its terms. If this Agreement is terminated as permitted by this Section 3.02, such termination shall be without liability of any party (or any stockholder, subsidiary, general partner, limited partner, member, director, officer, trustee, employee, agent, consultant or representative of such party) to any of the other parties to this Agreement and this Agreement shall become void and of no further force or effect.

         SECTION 3.03. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service for next day delivery, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other addressee, address or facsimile number as such party may subsequently designate to the other parties by notice given hereunder:

         if to Parent, to it at:

                 EGL Holding Company
                 c/o Welsh, Carson, Anderson & Stowe IX, L.P.
                 320 Park Avenue, Suite 2500
                 New York, New York 10022
                 Attention:  Sean M. Traynor
                 Facsimile:  (212) 893-9583

         and with an additional copy to:

                 Ropes & Gray LLP
                 45 Rockefeller Plaza
                 New York, New York 10111
                 Attention:  Othon A. Prounis, Esq.
                 Facsimile:  (212) 841-5725

         if to any Rollover Investor, to such Rollover Investor at the address set forth for such Rollover Investor on Schedule I hereto.

         SECTION 3.04. Amendments and Waivers. Any provision of this Agreement (or any Schedule or Exhibit to this Agreement) may be amended or waived if, but only if, such amendment or waiver is in writing and, in the case of an amendment, signed by (i) Parent and (ii) a majority-in-interest of the Rollover Investors (determined by reference to the number of

Rollover Shares to be contributed to Parent hereunder) or, in the case of a waiver, signed by the party against whom the waiver is to be effective. Notwithstanding the foregoing, Schedule I hereto can be amended by a written instrument signed only by Parent and each Rollover Investor affected thereby and the Exhibits to this Agreement can be amended by a written instrument signed only by Parent so long as such amendment treats all Schedule I Purchasers,
Schedule II Purchasers, Schedule III Purchasers and Schedule IV Purchasers (each, as defined in the Subscription Agreement) equally or does not adversely affect any of Schedule III Purchasers (as defined in the Stock Subscription Agreement). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         SECTION 3.05. Expenses. Except as may otherwise be agreed in writing by Parent, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

         SECTION 3.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Parent and any purported assignment without such consent shall be invalid and of no effect.

         SECTION 3.07. Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York without giving effect to its conflicts of laws principles.

         SECTION 3.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by law, service of process on each party may be made by any method for giving such party notice as provided in Section 3.03, and shall be deemed effective service of process on such party.

         SECTION 3.09. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         SECTION 3.10. Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         SECTION 3.11. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement, arrangement and understanding of the parties hereto with respect to the subject matter hereof, including without limitation all arrangements among the parties relating to the shares of SEM Common Stock held by each Rollover Investor, and there are no other agreements, arrangements or understandings among the parties hereto with respect to the subject matter hereof.

         SECTION 3.12. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the day and year first above written.


PARENT:                               EGL HOLDING COMPANY


                                      By:  /s/ Sean Traynor
                                         --------------------------------------
                                         Name:  Sean Traynor
                                         Title: Chief Executive Officer

ROLLOVER INVESTORS:

                                      /s/ Kenneth L. Moore
                                      -----------------------------------------
                                      Kenneth L. Moore


                                      /s/ Joel T. Veit
                                      -----------------------------------------
                                      Joel T. Veit


e                                     /s/ Meyer Feldberg
                                      -----------------------------------------
                                      Meyer Feldberg

                                      /s/ John M. Ortenzio
                                      -----------------------------------------
                                      John M. Ortenzio

                                      /s/ Martin J. Ortenzio
                                      -----------------------------------------
                                      Martin J. Ortenzio

                                      MARTIN J. ORTENZIO
                                      DESCENDANTS TRUST

                                      By:  /s/ John M. Ortenzio
                                      -----------------------------------------
                                      Name:  John M. Ortenzio
                                      Title: Trustee


                                      ORTENZIO FAMILY FOUNDATION


                                      By:  /s/ John M. Ortenzio
                                      -----------------------------------------
                                      Name:  John M. Ortenzio
                                      Title: Trustee